Exhibit 10.19

NETAPP, INC.
RESTRICTED STOCK UNIT AGREEMENT (NON-EMPLOYEE DIRECTORS)

NetApp, Inc. (the “Company”) hereby grants you, (the “Participant”), an award of restricted stock units (“Restricted Stock Units”) under Article Six of the NetApp, Inc. 1999 Stock Option Plan (the “Plan”) and the Company’s non-employee director compensation policy, as in effect from time to time (the “Policy”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this award are as follows:

Participant:

«FIRST_NAME» «MIDDLE_NAME» «LAST_NAME»

«ADDRESS_LINE_1»

«ADDRESS_LINE_2»

«CITY», «STATE» «ZIP_CODE»

«COUNTRY»

Grant Date: «GRANT_DATE»

Grant Number: «NUM»

Number of Restricted Stock Units: «SHARES»

Vesting Commencement Date: «VEST_BASE_DATE»

Vesting of Restricted Stock Units: Except as otherwise provided in Appendix A, the Restricted Stock Units will vest according to the following schedule: the Restricted Stock Units will vest on the day immediately preceding the date of the next Annual Stockholders Meeting of the Company following the Grant Date, subject to Participant’s continuous service as a member of the Board through such date.

Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.

Participant acknowledges and agrees that by clicking the “ACCEPT” button corresponding to this grant through the grant acceptance page on E*TRADE, it will act as Participant’s electronic signature to the Restricted Stock Unit Agreement which includes Appendix A hereto (the “Agreement”) and will result in a contract between Participant and the Company with respect to this award of Restricted Stock Units. Participant agrees and acknowledges that Participant’s electronic signature indicates Participant’s agreement and understanding that this award of Restricted Stock Units is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Paragraphs 3 through 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

Participant should retain a copy of Participant’s electronically signed Agreement; Participant may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Administration at stockadmin@netapp.com. If Participant would prefer not to electronically sign this Agreement, Participant may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Administration at 1395 Crossman Avenue, Sunnyvale, CA 94089. A copy of the Plan is available upon request made to Stock Administration.

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

FOR NON-EMPLOYEE DIRECTORS

1.

Grant. The Company hereby grants to the Participant under Article Six of the Plan and the Policy an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement and the Plan.

2.

Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a share of Common Stock (or a cash amount equal to the value of a share on the date it becomes vested if the Company elects to settle the Restricted Stock Unit in cash or in a combination of shares and cash) on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 through 5, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.

Vesting Schedule. Except as provided in Section 4 and subject to Section 5, the Restricted Stock Units awarded by this Agreement will vest according to the vesting schedule set forth on the attached Restricted Stock Unit Agreement, subject to the Participant’s continuous service as a member of the Board through each such date.

4.	Acceleration of Vesting.
a.

Death or Permanent Disability.  If the Participant ceases to serve as a Board member by reason of death or Permanent Disability prior to the vesting of the Restricted Stock Units awarded by this Agreement, then 100% of such Restricted Stock Units will immediately become vested and nonforfeitable.

b.

Corporate Transaction or a Change in Control.  In the event of any Corporate Transaction or a Change in Control effected during the Participant’s period of Board service, any Restricted Stock Units awarded by this Agreement that are not then vested will immediately become vested and nonforfeitable immediately prior to the closing of the Corporate Transaction or Change in Control.

5.

Forfeiture upon Termination of Continuous Service. Except as provided in Section 4, notwithstanding any other contrary provision of this Agreement, if the Participant’s continuous service as a member of the Board terminates for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

6.	Payment after Vesting.
a.

Subject to Section 7, any Restricted Stock Units that vest in accordance with Section 3 or Section 4 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole shares of Common Stock (or, at the election of the Company, in cash or a combination of shares and cash), provided that to the extent determined appropriate by the Company, any federal, state, foreign and local withholding taxes (including but not limited to income tax, payment on account and social insurance contributions) with respect to such

Restricted Stock Units will be paid by reducing the number of shares actually paid to the Participant (see Section 9). Subject to the provisions of Sections 2 and 6(b), vested Restricted Stock Units will be paid in whole shares of Common Stock as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half (2 ½) months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of Participant’s tax year that includes the vesting date.

b.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination of continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A to the extent Section 409A is applicable, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of continuous Service and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of continuous Service, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of continuous Service, unless Participant dies following his or her termination, in which case, the Restricted Stock Units will be paid in shares of Common Stock in accordance with Section 8 as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

7.	Deferral / Dividends.
a.

The Participant may elect to defer the issuance of any shares of Common Stock that are otherwise deliverable with respect to any vested Restricted Stock Units awarded by this Agreement upon such terms and conditions as may be determined by the Plan Administrator (for avoidance of doubt, the Board or Primary Committee are the Plan Administrator with respect to this Award), subject to the Plan Administrator’s determination that such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, including, but not limited to, Section 409A.  In the event of the Plan Administrator’s determination otherwise, the Plan Administrator may, in its discretion, deny the Participant such right of deferral altogether, modify the terms of the deferral and/or add such requirements as it deems necessary or advisable to comply with applicable law and regulations.  If the Participant elects to defer the proceeds of any vested Restricted Stock Units awarded by this Agreement in accordance with this Section 7, payment of the deferred vested Restricted Stock Units will be made in accordance with the terms of his or her deferral election.

b.

If the Participant defers the issuance of any vested Restricted Stock Units in accordance with this Section 7, as of the ex-dividend date of any dividend that becomes payable with respect to the shares of Common Stock subject to Restricted Stock Units for which the Participant has elected to defer settlement in accordance with Section 7(a) on or after the date the Restricted Stock Units have vested, but before they are settled, the Participant will receive credits equal to the amount of the dividends payable on such date with respect to the number of shares of Common Stock subject to the deferred vested Restricted Stock Units.  Such credits shall be subject to the same terms and conditions that apply to the deferred vested Restricted Stock Units (including any deferral election), such that no payment shall be made to the Participant until the corresponding deferred vested Restricted Stock Units have been paid in accordance with the terms of the Participant’s deferral election.  Such credits shall be settled in the same form of consideration as the paid dividend and on the same payment date as the shares of Common Stock subject to the deferred vested Restricted Stock Units, subject to the Company’s collection of applicable withholding taxes pursuant to Section 9.  For avoidance of doubt, no dividends for which the ex-dividend date occurs while the Restricted Stock Units are unvested will accrue or otherwise become payable to the Participant.

8.

Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary or in accordance with applicable local laws, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate or other party entitled to the rights under applicable local laws. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9.

Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no Shares of Common Stock will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Plan Administrator) will have been made by the Participant with respect to the payment of income (including federal, state, foreign and local taxes), employment, social insurance, payroll tax, payment on account and other taxes which the Company determines must be withheld with respect to such shares so issuable (the “Withholding Taxes”). Participant acknowledges that the ultimate liability for all Withholding Taxes legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Participant’s actual employer
(the “Employer”) (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Stock Units, including the grant of the Restricted Stock Units, the vesting of Restricted Stock Units, the settlement of the Restricted Stock Units in shares of Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Withholding Taxes.

To satisfy the Withholding Taxes, the Company may withhold otherwise deliverable shares of Common Stock upon vesting of Restricted Stock Units, according to the vesting schedule, having a fair market value equal to the minimum amount required to be withheld for the payment of the Withholding Taxes, or, if permitted by the Administrator in its sole discretion, such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, and both pursuant to such procedures as the Plan Administrator may specify from time to time. The Company will not retain fractional shares of Common Stock to satisfy any portion of the Withholding Taxes. If shares of Common Stock equal to the minimum amount are being withheld, and the Plan Administrator determines that the withholding of whole shares of Common Stock results in an over-withholding to meet the minimum tax withholding requirements, a reimbursement will be made to the Participant as soon as administratively possible.

If the Company does not withhold in shares of Common Stock as described above, prior to the issuance of shares of Common Stock upon vesting of Restricted Stock Units or the receipt of an equivalent cash payment, the Participant shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company or the Employer to withhold all applicable Withholding Taxes legally payable by the Participant from the Participant’s wages or other cash compensation payable to the Participant by the Company or the Employer or from any equivalent cash payment received upon vesting of the Restricted Stock Units. Alternatively, or in addition, if permissible under local law, the Company may allow Participant to satisfy the Withholding Taxes payable by the Participant, by providing irrevocable instructions to a Company-designated broker to sell a sufficient number of shares of Common Stock otherwise deliverable to the Participant having a Fair Market Value equal to the Withholding Taxes, provided that such sale does not violate Company policy or Applicable Laws.

If the Participant fails to make satisfactory arrangements for the payment of the Withholding Taxes hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3 or Section 4, the Participant will permanently forfeit such Restricted Stock Units and any shares of Common Stock otherwise deliverable with respect thereto, and the Restricted Stock Units will not be issued to Participant.

10.

Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder (if any) unless and until certificates representing such shares are issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.

11.

No Effect on Service.  The transactions contemplated hereunder and the vesting schedule set forth in this Agreement do not constitute any express or implied promise of continued service as a Board member for any period of time.

12.

Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 1395 Crossman Avenue, Sunnyvale, CA 94089, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.

13.

Grant is Not Transferable. Except to the limited extent provided in Section 8, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14.

Leave of Absence. The vesting of Restricted Stock Units will not be suspended and will continue in accordance with the vesting schedule under this Agreement during Participant’s authorized leave of absence from the Company, or the Parent or Subsidiary employing Participant, subject to the remaining terms of this Agreement and the Plan.

15.

Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.

Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state, foreign or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any shares will violate federal or foreign securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of shares will no longer cause such violation (to the extent such deferral is not in violation of such laws). The Company will make all reasonable efforts to meet the requirements of any such state, foreign or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

17.

Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

18.

Administrator Authority. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.

Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21.

Labor Law. By accepting this award of Restricted Stock Units, the Participant acknowledges that: (a) the grant of this award of Restricted Stock Units is a one-time benefit which does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units; (b) subject to the terms of the Plan and the Policy, all determinations with respect to any future grants, including, but not limited to, the times when the Restricted Stock Units shall be granted, the number of shares of Common Stock issuable pursuant to each award of Restricted Stock Units, the time or times when Restricted Stock Units shall vest, will be at the sole discretion of the Company; (c) the Participant’s participation in the Plan is voluntary; (d) this award of Restricted Stock Units is an extraordinary item of compensation which is outside the scope of the Participant’s employment or service contract, if any; (e) this award of Restricted Stock Units is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of this award of Restricted Stock Units ceases upon termination of service as a member of the Board for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (h) this award of Restricted Stock Units has been granted to the Participant in the Participant’s status as an

Employee, a non-employee member of the Board or a consultant or independent advisor of the Company or its Parent or Subsidiary; (i) any claims resulting from this award of Restricted Stock Units shall be enforceable, if at all, against the Company; (j) in consideration of the grant of this award, no claim or entitlement to compensation or damages shall arise from termination of the award or diminution in value of the award or any of the shares issuable under the award from termination of Participant’s Service by the Company or Employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases his or her Employer, the Company and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim; and (k) in the event that Employer is not the Company, the grant of the award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Restricted Stock Units will not be interpreted to form an employment contract with the Employer or any Subsidiary.

22.	Disclosure of Participant Information.

If the Participant would like to participate in the Plan, the Participant will need to review the information provided in Sections 22 (a) through (f) below and, where applicable, declare his or her consent to the processing of personal data by the Company and third parties according to Section 22 (g) below.

For European Union (“EU”) or European Economic Area (“EEA”) purposes, NetApp, Inc., with registered offices at 251 Little Falls Drive, Wilmington, DE, 19808, U.S.A., is the controller responsible for the processing of the Participant's personal data in connection with the Agreement and the Plan. The Company's representative in the EU is NetApp Holding and Manufacturing BV.

a.

Data Collection and Usage. The Company collects, processes and uses personal data about the Participant, including but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all equity awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant (“Personal Data”). In order for Participant to participate in the Plan, the Company will collect Personal Data for purposes of allocating shares and implementing, administering and managing the Plan.

b.

Stock Plan Administration and Service Providers.  The Company may transfer Personal Data to E*Trade Financial Services, Inc. and E*Trade Securities LLC (“E*Trade”), an independent service provider which is assisting the Company with the implementation, administration and management of the Plan.  E*Trade may open an account for the Participant to receive and trade shares of Common Stock.   The Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with E*Trade, with such agreement being a condition to the ability to participate in the Plan.

c.	International Data Transfers. If applicable, the Personal Data will be transferred to and within the U.S., where the Company and its service providers are based.  The Participant understands and acknowledges that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in the other countries.

If applicable, Personal Data will be transferred from the EU/EEA to the Company based on NetApp’s Binding Corporate Rules which may be found at netapp.com/us/media/binding-corporate-rules.pdf and from the Company to E*Trade based on the necessity of the transfer for the Company's performance of its obligations under the Plan.  The Participant may request a copy of any applicable safeguards at:

ng-privacy@netapp.com

NetApp, Inc.

c/o Legal Department

Attn: Global Chief Privacy Officer

1395 Crossman Avenue

Sunnyvale, CA 94089, USA

d.

Data Retention.  The Company will use Personal Data only as long as necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, which will generally be seven (7) years after participation in the Plan, the Company will cease to use Personal Data and remove it from its systems.  If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations (if the Participant is in the EU/EEA) and/or the Participant’s consent (if the Participant is outside the EU/EEA).

e.

Data Subject Rights. The Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s jurisdiction.  Subject to the conditions set out in the applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact NetApp’s Global Chief Privacy Officer at ng-privacy@netapp.com or at the mailing address in Section 22(c).

f.

Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Personal Data is necessary for the performance of the Agreement and that the Participant's refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant's ability to participate in the Plan.

g.

Data Privacy Consent. The Participant hereby unambiguously consents to the collection, use and transfer, in electronic or other form, of Personal Data, as described above and in any other grant materials, by and among, as applicable, the Company and any affiliate for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing stockadmin@netapp.com.  If the Participant does not consent or later seeks to revoke his or her consent, the Participant’s service with the Company will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact NetApp’s Global Chief Privacy Officer at ng-privacy@netapp.com or at the mailing address in Section 22(c).

23.	Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.
24.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the award and on any shares of Common Stock acquired under the Plan, including (for the avoidance of doubt) any requirements that may apply if Participant relocates to another country after the Grant Date, to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan. Participant agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, Participant acknowledges that the laws of the country in which Participant is working at the time of grant, vesting or the sale of shares of Common Stock received pursuant to this award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill.

25.

Translations. If Participant has received this Agreement or any other document or communication related to the Plan or this grant in a language other than English and the meaning in the translation is different than in the English version, the terms expressed in the English version will govern.